Exhibit 10.12

Officer-Level (C-Level and VP-Level) Form of Agreement

SkyWest, Inc. 2010 Long-Term Incentive Plan

PERFORMANCE SHARE Award Agreement

SkyWest, Inc. (the “Company”) hereby grants to the participant listed below (“Participant”) the performance shares (the “Performance Shares”) described in this Performance Share Award Agreement (this “Award Agreement”), subject to the terms and conditions of this Award Agreement and the 2010 Long-Term Incentive Plan (as amended from time to time, the “Plan”), which is incorporated into this Award Agreement by reference. Capitalized terms not specifically defined in this Award Agreement have the meanings given to them in the Plan.

Participant:
Grant Date:
Target Number of Performance Shares:
Maximum Number of Performance Shares:

ELECTRONIC Acceptance of Award:

By clicking on the “ACCEPT” box on the “[Grant Acceptance: View/Accept Grant]” page, the Participant agrees to be bound by the terms and conditions of this Award Agreement and the Plan.  The Participant acknowledges that the Participant has reviewed and fully understands all of the provisions of this Award Agreement and the Plan, and has had the opportunity to obtain advice of counsel prior to accepting the grant of the Performance Shares pursuant to this Award Agreement.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Award Agreement or relating to the Performance Shares.

1.         Grant of Performance Shares.  Pursuant to Section 9 of the Plan, the Company hereby grants to the Participant the Performance Shares, on the terms and conditions set forth below and in the Plan. Each Performance Share constitutes the mere contractual right, subject to certain vesting conditions, to receive on the applicable payment date described below one Share.  The Participant shall not have any of the rights of a stockholder with respect to the Shares subject to the Performance Shares, including the right to vote those Shares or receive dividends on those Shares, until payment of the Shares is made under this Award Agreement.

2.         Subject to the Plan.  This Award Agreement and the Performance Shares are subject to, and governed by, the provisions of the Plan and, unless the context requires otherwise, terms used herein shall have the same meaning as in the Plan.  In the event of a conflict between the provisions of the Plan and this Award Agreement, the Plan shall control.

3.         Adjustment.  Upon the occurrence of an event set forth in Section 12.2 of the Plan, the number of Performance Shares subject to this Award Agreement shall be equitably and appropriately adjusted as provided in Section 12.2 of the Plan.

4.         Vesting.  Subject to the terms of this Award Agreement, the Performance Shares shall vest as set forth on Exhibit A to this Award Agreement.

5.         Termination of Employment or Other Service. Except as otherwise provided in Exhibit A to this Award Agreement, in the event that the Participant ceases to serve as an Employee, Consultant or Director of the Company and/or its Subsidiaries for any reason (whether voluntarily or involuntarily, including on account of death, disability, resignation, retirement or discharge with or without cause) prior to the otherwise applicable vesting date of the Performance Shares, the Participant shall immediately and automatically forfeit and relinquish all of the then unvested Performance Shares (computed after taking into account any accelerated vesting of such Performance Shares under Exhibit A to this Award Agreement) without any right to receive any compensation, remuneration or other payment therefor. Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any rights or interests in any Performance Shares that are so forfeited. For avoidance of doubt, transfers of employment or service between Subsidiaries or the Company shall not be treated as terminations of employment or service triggering forfeiture of Performance Shares.

6.         Payment of Performance Shares.

(a)       The Company shall make a payment to the Participant (or if deceased to his or her estate) with respect to the vested Performance Shares credited to the Participant in the form and amount provided in Section 6 below upon or within twenty (20) days after the date the Performance Shares first vest as set forth on Exhibit A to this Award Agreement or Section 6(b) below.

(b)       Notwithstanding anything to the contrary in Section 6(a) above or in Exhibit A to this Award Agreement, in the event that the Performance Shares are not assumed or continued, or an equivalent award substituted for the Performance Shares, by the successor corporation or a parent or subsidiary of the successor corporation in a Change in Control, the Vesting Eligible Shares (as defined in Exhibit A to this Award Agreement) shall become fully vested immediately prior to the consummation of such Change in Control, and Shares shall be distributed to Participant in settlement of such Performance Shares immediately prior to the consummation of such Change in Control.

(c)       Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Performance Shares that are so paid. Notwithstanding the foregoing, the Company shall have no obligation to issue Shares in payment of the Performance Shares unless such issuance and payment shall comply with all relevant provisions of applicable securities and other laws and the requirements of any stock exchange on which the Company’s common stock is then traded. The Company’s obligation to deliver Shares or otherwise make any payment with respect to vested Performance Shares is further subject to the condition precedent that the Participant deliver to the Company any representations or other documents or assurances reasonably required by the Company to ensure compliance with applicable laws.

(d)       Notwithstanding any provisions of this Award Agreement or the Plan to the contrary, the time of distribution of the Performance Shares under this Award Agreement may not be changed except as may be permitted by the Administrator in accordance with Section 409A and the applicable Treasury Regulations promulgated thereunder.

7.         Form and Amount of Payment.  Payments pursuant to Section 6 above with respect to the Performance Shares shall be made in the form of whole Shares. In lieu of any fractional Share, the Company shall make a cash payment to Participant equal to the Fair Market Value of such fractional Share on the date the Performance Shares are settled pursuant to Section 6 above.

8.         Withholding.

(a)       The Participant must remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by applicable law to be withheld with respect to any taxable event arising pursuant to this Award Agreement.  The Participant may satisfy, the tax withholding obligation in one or more of the forms specified below: (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds); (ii) by the deduction of such amount from other wages or other amounts otherwise payable to the Participant; (iii) with the consent of the Committee, by tendering previously acquired Shares (either actually or by attestation) with a Fair Market Value on the date of delivery not exceeding the amount necessary to satisfy the tax withholding obligation of the Company and its Subsidiaries; (iv) with the consent of the Committee, by the withholding of Shares issuable upon settlement of the Performance Shares by the Company with a Fair Market Value on the date of delivery not exceeding the amount necessary to satisfy the tax withholding obligation of the Company and its Subsidiaries; (v) through the delivery (including telephonically to the extent permitted by the Company) of a notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon settlement of the Performance Shares, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable tax withholding; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Committee, but in any event not later than the settlement of such sale; or (vi) in any combination of the foregoing. Subject to Section 13.2 of the Plan, the applicable tax withholding obligation will be determined based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes as of the date of delivery (or such higher withholding rates as may be determined by the Committee, which rates shall in no event exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid adverse accounting consequences)); provided,  however, that the number of Shares tendered or withheld pursuant to clauses (iii) or (iv) above shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation to the extent rounding up to the nearest whole Share does not result in the liability classification of the Performance Shares under generally accepted accounting principles.

(b)       In the event the Participant fails to provide timely payment of all sums required pursuant to Section 8(a) prior to the time the tax withholding obligation arises pursuant to one of the permitted payment forms specified in Section 8(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by the Participant to satisfy all or any portion of the Participant's required payment obligation pursuant to Section 8(a)(iv) above.

9.         Nontransferability.  Except as otherwise permitted by the Committee under the Plan or upon the death of the Participant, this Award Agreement and the Performance Shares shall not be assignable or transferable by the Participant, but may be assigned by the Company to successors of the Company, and no amounts payable under this Award Agreement, or any rights therein, shall be subject in any manner to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy, lien, attachment, garnishment, debt or other charge or disposition of any kind.

10.        Notices.  All notices required or permitted under this Award Agreement shall be in writing and shall be delivered personally, by mailing by registered or certified mail, postage prepaid, or by electronic means as provided in Section 18 below to the other party.  Notice by mail shall be deemed delivered at the time and on the date the same is postmarked. Electronic notices shall be deemed delivered when received.

Notices to the Company should be addressed to:

SkyWest, Inc.

444 South River Road

St. George, Utah 84790

Attention:  Chief Financial Officer

Notices to the Participant shall be sufficient if addressed to the Participant at the Participant’s address (including email address) as it appears on the Company’s records.  The

Company or the Participant may by writing to the other party, designate a different address for notices.

11.       Headings.  The headings in this Award Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Award Agreement.

12.       Successors and Assigns.  This Award Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Participant and the successors and assigns of the Company.

13.       Governing Law; Dispute Resolution; Waiver of Jury Trial.

(a)       This Award Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Utah, other than its conflict of laws principles.

(b)       Any legal suit, action or proceeding arising out of or based upon or relating to this Award Agreement, the Plan or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of Utah in each case located in Salt Lake City, Utah, and the Participant and the Company irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)       The Participant and the Company agree that any controversy which may arise under this Award Agreement or the Plan is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Award Agreement or the transactions contemplated hereby. Each party agrees that (i) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (ii) such party has considered the implications of this waiver, and (iii) such party makes this waiver voluntarily.

14.       Award Agreement Not an Employment Contract.  This Award Agreement (and the grant of Performance Shares) is not an employment or service contract, and nothing in this Award Agreement shall be deemed to create in any way whatsoever any obligation on the Participant’s part to continue as an Employee, Consultant or Director of the Company or a Subsidiary or upon the Company or any Subsidiary to continue the Participant’s service as an Employee, Consultant or Director.

15.       Entire Agreement; Modification.  This Award Agreement and the Plan contain the entire agreement between the parties with respect to the subject matter hereof. This Award Agreement may be modified as provided in the Plan or, to the extent such amendment would impair the rights of Participant under this Award Agreement in any material respect, in a written document executed by both parties.

16.       Compliance with Section 409A of the Code; Taxes.

(a)       Section 409A. The Performance Shares and all amounts payable under this Award Agreement are intended to comply with or be exempt from Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted consistently with that intent. For purposes of Code Section 409A, all payments with respect to the Performance Shares are hereby designated as separate payments from any other payments or benefits to which the Participant is entitled (whether under the Plan, any other agreement, or any non-qualified deferred compensation or arrangement to which the Participant is a party or in which the Participant is a participant). In no event shall the Participant have any right to accelerate or defer the payment of the Performance Shares.

(b)       Taxes. Regardless of any action the Company and/or the Participant’s employer (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer to be an appropriate charge to the Participant even if technically due by the Company or the Employer (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and the Participant’s Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award Agreement, including the grant of the Performance Shares, the vesting of the Performance Shares, the delivery of Shares, the subsequent sale of any Shares acquired at vesting; and (ii) do not commit to and are under no obligation to structure the terms of the Performance Share grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is or becomes subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Participant shall bear and be solely responsible for any taxes and tax-related interest and penalties imposed on the Participant with respect to, or as a result of the grant, vesting or payment, of the Performance Shares, including without limitation any income taxes and any taxes payable under Code Sections 4999 or 409A. The Company, its Subsidiaries and their respective directors, officers, employees and agents have no obligation or liability to reimburse, indemnify or otherwise gross-up the Participant for any Tax-Related Items, tax-related interest or penalties incurred by or imposed on the Participant with respect to, or as a result of the grant, vesting or payment, of the Performance Shares. THE PARTICIPANT SHOULD CONSULT A TAX ADVISER BEFORE ACCEPTING THIS AWARD AGREEMENT OR DISPOSING OF THE SHARES.

17.       Severability.    If any provision of this Award Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b)

not affect any other provision of this Award Agreement or part thereof, each of which shall remain in full force and effect.

18.       Electronic Delivery and Acceptance.  The Company may, in its sole discretion, deliver any documents related to this Award Agreement or the Performance Shares by electronic means or request the Participant’s consent to participate in the Plan or accept the Performance Shares by electronic means. The Participant hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party vendor designated by the Company.

19.       Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance Shares and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Performance Shares (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon vesting or settlement of the Performance Shares or upon the receipt or resale of any Shares underlying the Performance Shares) shall be subject to Section 13.5 of the Plan and the applicable provisions of any claw-back policy implemented by the Company, whether implemented prior to or after the grant of the Performance Shares, including without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

20.       Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

21.       Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Award Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  The Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Performance Shares, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Performance Shares, as and when vested and settled pursuant to the terms hereof.

22.       Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Award Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, this Award Agreement and the Performance Shares will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b‑3) that are requirements for the application of such exemptive rule.  To the extent applicable laws permit, this Award Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

23.       Broker-Assisted Sales.

(a)       In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 8(a)(iv) or Section 8(a)(v) or Section 8(b): (i) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (iii) the Participant will be responsible for all broker’s fees and other costs of sale, and the Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to the Participant as soon as reasonably practicable; (v) the Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (vi) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, the Participant agrees to pay immediately upon demand to the Company or its Subsidiaries with respect to which the withholding obligation arises, an amount sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.

(b)       In the event any tax withholding obligation arising in connection with the Performance Shares will be satisfied under Section 8(a)(iv) or Section 8(b) above, then, unless the Participant is subject to Section 16 of the Exchange Act at the time the tax withholding obligation arises (in which case the approval of the Committee shall be required for any election by the Company pursuant to this Section 23(b)), the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the Participant's behalf a whole number of shares from those Shares that are issuable upon settlement of the Performance Shares as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the withholding obligation arises.  The Participant's acceptance of the Performance Shares constitutes the Participant's instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 23(b), including the transactions described in the previous sentence, as applicable.

24.       Confidentiality.  Except with the approval of the Committee, the Participant shall not disclose to any person, and shall preserve the confidentiality of, the performance vesting terms set forth in this Award Agreement.  The foregoing restrictions on disclosure shall not apply to disclosures required by law or disclosures to the Participant’s professional advisors.

EXHIBIT A

VESTING SCHEDULE

1.         Performance-Based Vesting.  Subject to Section 1(b) and Section 2 below, the Performance Shares shall be eligible to vest based on the Company’s Pre-Tax Earnings (as defined below) and Return on Invested Capital Average (as defined below) (together, the “Performance Criteria”) for the Performance Period (as defined below) as follows:

(a)       Performance Vesting Provisions if Measurement Date is December 31, [Year 3].  In the event the Measurement Date occurs on December 31, [Year 3], provided Participant continues to serve as an Employee, Consultant or Director with the Company or a Subsidiary through the Measurement Date, such number of Performance Shares shall vest on the Certification Date (as defined below) as is determined as follows:

(i)       Pre-Tax Earnings.  Such number of Performance Shares shall vest based on the Company’s calculated Pre-Tax Earnings during the Performance Period as is determined by multiplying (A) the Target Number of Performance Shares set forth in the Grant Notice, by (B) 60%, by (C) the Pre-Tax Earnings Achievement Percentage (as defined in the chart below) determined pursuant to the chart set forth below as of the Measurement Date.

Cumulative Pre-Tax Earnings For Performance Period	Pre-Tax Earnings Achievement Percentage
0%
50%
100%
200%

If the Company’s Pre-Tax Earnings during the Performance Period is between two achievement levels, the Pre-Tax Earnings Achievement Percentage shall be determined by linear interpolation between the applicable achievement levels.

(ii)      Return on Invested Capital Average.  Such number of Performance Shares shall vest based on the Company’s calculated Return on Invested Capital Average during the Performance Period as is determined by multiplying (A) the Target Number of Performance Shares set forth in the Grant Notice, by (B) 40%, by (C) the Return on Invested Capital Average Achievement Percentage (as defined in the chart below) determined pursuant to the chart set forth below as of the Measurement Date.

Return on Invested Capital Average For Performance Period	Return on Invested Capital Average Achievement Percentage
0%
50%
100%
200%

If the Company’s Return on Invested Capital Average during the Performance Period is between two achievement levels, the Return on Invested Capital Average Achievement Percentage shall be determined by linear interpolation between the applicable achievement levels.

(b)       Vesting Provisions if Measurement Date is Date of Change in Control.  Upon the occurrence of a Change in Control prior to December 31, [Year 3], the number of Performance Shares in which Participant shall be eligible to vest pursuant to this Award (the “Vesting Eligible Shares”) shall be determined on the Certification Date and shall be equal to the greater of (i) the Target Number of Performance Shares set forth in the Grant Notice or (ii) such number of Performance Shares as would vest pursuant to Section 1(a) above for the Performance Period as determined as of the Measurement Date, provided that the Pre-Tax Earnings and Return on Invested Capital Average objectives (including the threshold, target and maximum levels) set forth in Section 1(a) shall be adjusted to reflect the shortened Performance Period by reference to the underlying annual and quarterly targeted levels for such objectives in the Company’s operating plan, as determined by the Committee.  Subject to Section 2 below and Section 6(b) of the Award Agreement, the Vesting Eligible Shares will vest on December 31, [Year 3], subject to Participant continuing to serve as an Employee, Consultant or Director with the Company or a Subsidiary’s through such date.  Any Performance Shares which are not Vesting Eligible Shares following the date of the Change in Control shall automatically and without further action be cancelled and forfeited by Participant, and Participant shall have no further right or interest in or with respect to such portion of the Award or Performance Shares.

(c)       Maximum Number of Performance Shares.  The actual number of Performance Shares which vest pursuant to this Section 1, if any, shall not exceed the Maximum Number of Performance Shares set forth in the Grant Notice.

2.         Vesting Upon Death or Involuntary Termination.

(a)       Prior to a Change in Control.

(i)        Notwithstanding Section 1 above, in the event the Participant ceases to serve as an Employee, Consultant or Director with the Company or a Subsidiary on account of Participant’s death prior to the Measurement Date, then Participant shall (A) vest in the Target Number of Performance Shares on the date of death, and (B) remain eligible to vest in any additional Performance Shares in excess of the Target Number of Performance Shares on the Certification Date pursuant to Section 1 above that vest or become Vesting Eligible Shares based on the Company’s performance for the Performance Period, which additional Performance Shares shall vest on the Certification Date.

(ii)       Notwithstanding Section 1 above, in the event the Participant ceases to serve as an Employee, Consultant or Director with the Company or a Subsidiary on account of Participant’s (i) discharge by the Company or any Subsidiary other than for Cause (as defined below), or (ii) resignation by Participant for Good Reason (as defined below), in each case prior to the Measurement Date, then Participant shall remain eligible to vest in the Performance Shares on the Certification Date pursuant to Section 1 above that vest or become Vesting Eligible Shares based on the Company’s performance for the Performance Period or as provided in Section 1(b) above, with the exception that the number of Performance Shares that shall vest pursuant to Section 1 above, if any, shall be multiplied by the percentage determined by dividing (A) the number of calendar days elapsed from the beginning of the Performance Period through and including the date of such termination, by (B) one thousand ninety-five.

(b)       Following a Change in Control.    Notwithstanding Section 1 above, in the event the Participant ceases to serve as an Employee, Consultant or Director with the Company or a Subsidiary on account of Participant’s (i) death, (ii) discharge by the Company or any Subsidiary other than for Cause, or (iii) resignation by Participant for Good Reason, in each case prior to December 31, [Year 3] but following a Change in Control, then Participant shall vest, effective as of the date of such termination, in the Vesting Eligible Shares.

3.         Forfeiture.  Any portion of the Award and any Performance Shares which do not vest pursuant to Sections 1 and 2 above shall automatically and without further action be cancelled and forfeited by Participant, and Participant shall have no further right or interest in or with respect to such portion of the Award or Performance Shares.

4.         Definitions.  For purposes of this Award Agreement, the following terms shall have the meanings given below:

(a)       “Adjusted Operating Income” for any given calendar year shall mean the Company’s operating income, plus depreciation expense, plus effective interest on operating leases as if capitalized at 5%, less cash payments for income taxes, determined in accordance with accounting principles generally accepted in the United States and shall exclude the impact of non-cash impairment charges, early lease termination charges and special, non-recurring items reflected in the Company’s financial statements for such calendar year.

(b)       “Average Invested Capital” for any given calendar year shall mean (i) the sum of (A) (1) the Company’s shareholder equity, plus (2) the Company’s average long-term debt, including current portion, plus (3) average operating lease obligations, as if capitalized, in each case as of January 1 of the applicable calendar year plus (B) (1) the Company’s shareholder equity, plus (2) the Company’s average long-term debt, including current portion, plus (3) average operating lease obligations, as if capitalized, in each case as of December 31 of the applicable calendar year, divided by (ii) two (2), determined in accordance with accounting principles generally accepted in the United States and shall exclude the impact of non-cash impairment charges, early lease termination charges and special, non-recurring items reflected in the Company’s financial statements for such calendar year. In the event of a Change in Control prior to December 31, [Year 3], the Company’s Return on Invested Capital for the calendar year in which such Change in Control occurs shall be determined based on the Average Invested Capital for such year calculated using the date of such Change in Control in lieu of December 31 of such year for purposes of such calculations.

(c)       “Cause” shall mean (i) the Committee’s determination that the Participant failed to substantially perform the Participant’s duties (other than any such failure resulting from the Participant’s disability); (ii) the Committee’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (iii) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony, indictable offense or crime involving moral turpitude; (iv) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities; or (v) the Participant’s commission of an act of fraud, embezzlement, misappropriation, willful or gross misconduct, or breach of fiduciary duty against the Company or any of its Subsidiaries.  Notwithstanding the foregoing, if the Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries in which the term “cause” is defined, then “Cause” shall be as such term is defined in the applicable written employment or consulting agreement.

(d)       “Certification Date” shall mean the date on which the Committee certifies in writing the Company’s Pre-Tax Earnings and Return on Invested Capital for the Performance Period.  In the event the Measurement Date is December 31, [Year 3], the Certification Date will occur prior to February 15, [Year 4]; provided, however, that in the event of a Change in Control after December 31, [Year 3], the Certification Date shall occur no later than the date of such Change in Control.  In the event the Measurement Date is the date of a Change in Control occurring prior to December 31, [Year 3], the Certification Date shall be the date of such Change in Control.  The Committee’s certification of the foregoing shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

(e)       “Good Reason” shall mean (i) a change in the Participant’s position with the Company or a Subsidiary employing Participant that materially reduces the Participant’s authority, duties or responsibilities or the level of management to which he or she reports, (ii) a material diminution in the Participant’s base compensation (and Participant and the Company agree that a diminution of ten percent (10%) or more will be deemed to be material for purposes of this Program), or (iii) a relocation of the Participant’s place of employment by more than fifty (50) miles, provided that such change, reduction or relocation is effected by the Company or a Subsidiary employing Participant without the Participant’s consent. A Participant must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without the Participant’s written consent within ninety (90) days of the occurrence of such event.  The Company shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from the Participant.  Participant’s termination by reason of resignation for Good Reason must occur within six months following the initial existence of the act or failure to act constituting Good Reason. Notwithstanding the foregoing, if Participant is a party to a written employment or consulting agreement with the Company or a Subsidiary employing Participant in which the term “good reason” is defined, then “Good Reason” shall be as such term is defined in the applicable written employment or consulting agreement.

(f)        “Measurement Date” shall mean the first to occur of (i) December 31, [Year 3], or (ii) the date on which a Change in Control occurs.

(g)       “Performance Period” means the period beginning on January 1, [Year 1] and ending on the Measurement Date.

(h)       “Pre-Tax Earnings” shall mean the aggregate of the Company’s pre-tax earnings during the Performance Period, determined in accordance with accounting principles generally accepted in the United States and shall exclude the impact of non-cash impairment charges, early lease termination charges and other special, non-recurring items reflected in the Company’s financial statements for the Performance Period.

(i)       “Return on Invested Capital” for any calendar year shall mean the percentage determined by dividing (i) the Company’s Adjusted Operating Income for such calendar year, by (ii) the Company’s Average Invested Capital for such calendar year, determined in accordance with accounting principles generally accepted in the United States and shall exclude the impact of non-cash impairment charges, early lease termination charges and other special, non-recurring items reflected in the Company’s financial statements for such calendar year. In the event of a Change in Control prior to December 31, [Year 3], the Company’s Return on Invested Capital for the calendar year in which such Change in Control occurs shall be determined based on the Average Invested Capital for such year calculated using the date of such Change in Control in lieu of December 31 of such year for purposes of such calculations.

(j)       “Return on Invested Capital Average” for the Performance Period shall mean the Company’s return on invested capital for the Performance Period, expressed as an average annual percentage (to the third decimal point), equal to (i) the sum of the Company’s Return on Invested Capital for [Year 1], [Year 2] and [Year 3], (ii) divided by three.  The Company’s Return on Invested Capital Average shall be determined in accordance with accounting principles generally accepted in the United States and shall exclude the impact of non-cash impairment charges, early lease termination charges and other special, non-recurring items reflected in the Company’s financial statements for the Performance Period.

5.         Section 162(m) of the Code.  This Award is intended to constitute “qualified performance-based compensation” satisfying the requirements of Treasury Regulations Sections 1.162-27(e)(2) through (e)(5) and this Award Agreement shall be interpreted where necessary consistent with such intent.  To the extent the Participant is a Covered Employee, the Committee for purposes of the administration of this Award Agreement shall consist of two or more members of the Board, each of whom is an “outside director” for purposes of Section 162(m) of the Code.